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                                                                   EXHIBIT 10.23

                         AGREEMENT FOR PURCHASE AND SALE
                             OF RIGHTS FOR PRODUCTS

     This Agreement (this "AGREEMENT") is made effective as of April 29, 2006 (the "EFFECTIVE DATE"), between ANDREW XIAN CHEN ("Seller") and BRIDGETECH HOLDINGS INTERNATIONAL, INC., a Delaware corporation (together with its Affiliates, "BRIDGETECH").

                                    RECITALS

     A. Seller has developed the Subject Products (as defined below), and Seller is the sole owner of all the rights relating to the Subject Products in the Territory (as defined below), including all related Seller Intellectual Property (as defined below).

     B. Bridgetech wishes to obtain and purchase from Seller, and Seller is willing to sell to Bridgetech, all rights to the Subject Products in the Territory, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants made herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

     Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth below.

     1.1 "AFFILIATE" shall mean, in respect of any business entity and a commercially identifiable line of business, that entity and any business entity directly or indirectly controlling, controlled by or under common control with that entity. For purposes of this definition, "CONTROL" shall mean (a) holding a 20% or greater voting interest, or (b) that the affairs of the one entity in carrying on such line of business are conducted in accordance with the wishes of the other entity as the result of the holding of voting capital stock, voting partnership shares or other similar ownership medium or through contractual relationships. Each reference to a party herein shall be deemed to include such party and its Affiliates.

     1.2 "FDA" shall mean the United States Food and Drug Administration or any United States successor agency having the administrative authority to regulate the approval for testing or marketing of human pharmaceutical, biological, medical or medical device products.

     1.3 "FIRST COMMERCIAL SALE" shall mean the first sale by Bridgetech or its Affiliates of a Subject Product to a third party in a bona fide arm's length transaction, but shall not include and shall not be construed to mean use of a Subject Product by

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          Bridgetech or its Affiliate for its own internal purposes or in conjunction with third parties for purposes of evaluating, testing, and/or test-marketing such Subject Product.

     1.4 "FORCE MAJEURE" shall have the meaning set forth in Section 10.11 hereof.

     1.5 "GAAP" shall mean United States generally accepted accounting principles.

     1.6 "INTELLECTUAL PROPERTY" shall mean inventions, discoveries, Patents, Know-How, trade secrets, copyrights and similar rights of any type under the laws of any governmental authority, domestic or foreign, including all applications and registrations relating to any of the foregoing.

     1.7 "KNOW-HOW" shall mean all knowledge, ideas, inventions, data, instructions, tangible or intangible materials, processes, formulas, expert opinions and information, including without limitation, pharmaceutical, biological, chemical, analytical, clinical, manufacturing and quality control data and information, materials, methods, processes, techniques, and technical and non-technical data and information, and the results of tests, assays, methods and processes, and plans, specifications and other documents containing said information and data.

     1.8 "NET SALES" shall mean, in relation to any Subject Product and with respect to the relevant period, the gross amount invoiced on sales of such Subject Product by Bridgetech or its Affiliates in arm's length transactions involving such Subject Product, less the following:

          (a) customary trade, quantity, or cash discounts, and non-affiliated brokers' or agents' commissions, to the extent actually allowed and taken as a reduction from the amount billed;

          (b) amounts repaid or credited by reason of rejection or return and taken as a reduction of the amount billed;

          (c) to the extent separately stated on purchase orders, invoices, or other documents of sale and included in the gross amount billed, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Subject Product which is paid by or on behalf of Bridgetech or its Affiliates; and

          (d) outbound transportation costs prepaid or allowed and costs of insurance in transit, but only to the extent separately stated on purchase orders, invoices, or other documents of sale and included in the gross amount billed.

          In the event of a sale of any Subject Product by Bridgetech to an Affiliate of Bridgetech, and the subsequent resale of such Subject Product by such Affiliate, Net Sales shall be computed on the basis of such subsequent resale.


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          In the event that any Subject Product is sold as a component of another product, "NET SALES" shall mean the portion of such other product's invoice price that is allocable to the Subject Product based on the customary price of the Subject Product when sold separately or, in the absence of such customary price, on the ratio of the cost of the Subject Product to the total cost of such other product.

     1.9 "SELLER INTELLECTUAL PROPERTY" shall mean all Intellectual Property that Seller owns or has the right to license during the term of this Agreement applicable to the Subject Products in the Territory.

     1.10 "PATENTS" shall mean (i) all patents applicable in the Territory, including without limitation, all substitutions, reissues, renewals, reexaminations, patents of addition, and inventor's certificates thereof; (ii) all term extensions or other government action which provides exclusive rights to an invention beyond the original patent expiration date; and (iii) all pending patent applications (including provisional applications, divisions, continuations, continued prosecutions and continuations-in-part).

     1.11 "REGULATORY AUTHORITY" shall mean the FDA and any similar regulatory agency or authority in any country or geographic region in the Territory.

     1.12 "SPECIFICATIONS" shall mean all the written specifications, standards, analytical methods and criteria for each Subject Product as mutually agreed upon by the parties from time to time, and any supplement or amendment thereto required by any Regulatory Authority.

     1.13 "TECHNICAL FILE" shall mean all information relating to a Subject Product and including the quality specifications and analyses, the description of the manufacturing process, the description of the production facilities and organization, and the packaging of the Subject Product, as mutually agreed upon by the parties from time to time, as necessary to support Bridgetech's efforts to receive regulatory approval for said Subject Product.

     1.14 "TERRITORY" shall mean the People's Republic of China, Hong Kong, Macau, and Taiwan.

     1.15 "SUBJECT PRODUCTS" shall mean the four Subject Products outlined in Appendix A.

ARTICLE 2. PURCHASE AND SALE OF RIGHTS TO PRODUCTS

          In consideration of the payments specified in Article 3, Seller hereby sells and transfers to Bridgetech, and Bridgetech hereby purchases and acquires from Seller, all of the rights applicable to the Products as follows:

     2.1 LICENSE RIGHTS. Seller grants to Bridgetech the exclusive license under the Seller Intellectual Property, to develop, modify, enhance, improve, make, have made,


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          use, import, offer for sale, sell, and have sold Subject Products solely in the Territory.

     2.2 Commercialization. Seller grants to Bridgetech the exclusive right to commercialize, distribute and sell the Subject Products in the Territory.

     2.3 No Sublease Rights. Bridgetech is not entitled to grant any sublicenses to third parties (other than Affiliates) to practice the Seller Intellectual Property. However, Bridgetech is entitled (i) to hire contract manufacturers to produce the Subject Products for the account of Bridgetech, and (ii) to appoint independent distributors to market and sell the Subject Products which are supplied by Bridgetech.

     2.4 Outside Territory. For avoidance of doubt, Bridgetech shall have no rights to make, use or sell Subject Products outside the Territory, or to sell Subject Products for others to sell or use outside the Territory.

ARTICLE 3. PAYMENTS

     3.1 INSTALLMENT PAYMENTS. Bridgetech agrees to pay to Seller the following installment purchase payments:

          (a) An Initial Cash Payment of $500,000 on the Effective Date of this Agreement.

          (b) A payment of $1,000,000, twelve months after the Effective Date of this Agreement. This payment can be either $1,000,000 in cash or 335,000 shares of Bridgetech common stock, at the sole discretion of the Seller.

          (c) Cash payment of $250,000 within 30 days after first regulatory approval for conducting a human clinical trial is obtained in the Territory for the first Subject Product, but not later than June 2007.

          (d) Cash payment of $250,000 within 30 days after first regulatory approval for conducting a human clinical trial is obtained in the Territory for the second Subject Product, but not later than March 2007.

          (e) Cash payment of $250,000 within 30 days after first regulatory approval for conducting a human clinical trial is obtained in the Territory for the third Subject Product, but not later than March 2008.

          (f) Cash payment of $250,000 within 30 days after first regulatory approval for conducting a human clinical trial is obtained in the Territory for the fourth Subject Product, but not later than March 2010.

     3.2 ROYALTY. Bridgetech agrees to pay to Seller a royalty equal to four percent (4%) of Net Sales of Subject Products sold by Bridgetech or its Affiliates.

     3.3  REPORTS.


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          (a)  As of each June 1 and December 1 (commencing with December 2006),
               Bridgetech shall provide to Seller a written report as to the status, progress, and plans for completing development of each of the four Subject Products, and for becoming ready to file for regulatory approval for conducting clinical trials.

          (b) Once the First Commercial Sale has occurred, Bridgetech shall provide to Seller, within 30 days following the end of each calendar quarter, reports of all Net Sales of Subject Products, together with payment of all royalties due thereon under Section 3.2, together with all information reasonably necessary to support the calculation of such royalties.

          (c) Seller shall provide Bridgetech with updates on a monthly basis as to the completion status of Subject Products 2, 3 and 4.

     3.4 AUDITS. Upon not less than 10 business days written notice from Seller, from time to time Bridgetech shall allow Seller or its agent to inspect and copy the records and books of account of Bridgetech, during reasonable business hours, on reasonable advance notice, but in any not more than once per year. In the event of underpayment by Bridgetech under Section 3.2, Bridgetech shall promptly pay Seller all amounts underpaid, together with interest due on such underpaid amounts at an interest rate equal to the then existing prime lending rate as published in The Wall Street Journal, or if less, the maximum interest rate permitted under applicable law, from the payment due date until the actual date of payment. The cost of such audit shall be borne by Seller, unless such audit reveals a discrepancy of greater than ten percent (10%) of the total amount determined to be actually due, in which case Bridgetech shall bear such cost.

     3.5 COMPLETION. Bridgetech will enter into a contract with Seller to perform specified research and development work necessary for the preparation of the initial regulatory filings in the Territory. The second, third and fourth Subject Products shall be made into such a state of completion as the first Subject Product was at the Effective Date. The total cost to be borne by Bridgetech for this work as outlined in Appendix B is not to exceed $150,000.00

     3.6 LATE PAYMENTS. If any required payment is not paid when due, it shall bear a late payment interest charge of twelve percent (12%) per annum until paid in full.

ARTICLE 4. ANCILLARY AGREEMENTS

     4.1 BRIDGETECH DILIGENCE. Bridgetech shall use commercially reasonable and diligent efforts to develop, obtain regulatory approvals for, commercialize, market and sell the four Subject Products, in the Territory, as soon as is reasonably feasible.

     4.2 RIGHT OF FIRST REFUSAL. If Seller acquires rights to a new oncology product, and if Seller decides to sell or license the rights to commercialize such new oncology product in the Territory to a third party, then Seller will give a written notice to Bridgetech of the terms which Seller proposes to accept from a third party (the "Terms Notice"). Seller agrees to give Bridgetech a 30-day first right of refusal


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          for Bridgetech to purchase rights in the Territory to such new product pursuant to the Terms Notice. All rights under this Section 4.2 will terminate on the first anniversary of the Effective Date, unless the parties mutually agree to a renewal and specified payments from Bridgetech for any such renewal. This Article 4 will not be applicable if Bridgetech is in default of any of its obligations under this Agreement.

     4.3 PATENT MATTERS. The parties acknowledge and agree that Seller shall remain as the owner of all of the Seller Intellectual Property (including the Patent Rights), and that Bridgetech is acquiring by this Agreement an exclusive right to use such Seller Intellectual Property for the Subject Products in the Territory. Bridgetech will be responsible for prosecuting, maintaining and managing the Patent Rights in the Territory, in consultation with Seller and Seller's selected patent agent. Bridgetech will give due consideration to any requests or recommendations from Seller concerning the Patent Rights. Bridgetech will keep Seller informed of all material matters concerning the prosecution and maintenance of the Patent Rights in the Territory. Bridgetech will pay all expenses incurred after the Effective Date for the prosecution and maintenance of the Patent Rights in the Territory, such as patent attorneys' fees, and fees payable to governmental patent agencies.

     4.4 REGISTRATION. If any country in the Territory requires that this Agreement be registered, Bridgetech shall be responsible for affecting such registration.

     4.5 To the extent that Seller received any FDA documentation applicable to the Subject Products (such as applications, clinical trial protocols, and outcomes), subject to satisfying any confidentiality obligations applicable to such documentation, Seller will furnish copies of such documentation to Bridgetech, for Bridgetech to use to support its regulatory filings in the Territory.

ARTICLE 5. REGULATORY MATTERS

     5.1 REGULATORY APPROVALS. Bridgetech shall be responsible for obtaining, at its expense, such approvals from Regulatory Authorities as Bridgetech deems necessary or advisable for the manufacture, use and sale of Subject Products that Bridgetech desires to make, have made, use, import, offer for sale, sell, or have sold in the Territory. Seller agrees that each Technical File may be used by Bridgetech and its customers for filings with all Regulatory Authorities.

     5.2 RECORDS. Bridgetech shall maintain, and shall cause its Affiliates, contract manufacturers and other agents to maintain, all records necessary to comply with all applicable laws relating to the manufacture, filling, packaging, storage and shipment of Subject Products. Bridgetech shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of prices or royalties or other amounts due pursuant to this Agreement, including Bridgetech's Net Sales. Bridgetech shall maintain such records and books of account for the period required by applicable laws, but in


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          any event for a period of at least three years following the year to which the records pertain.

     5.3 ADVERSE EVENT REPORTING. During the term of this Agreement and for one year thereafter (or as required by applicable laws), each party shall
          (i) provide prompt written notice to the other party of information in or coming into its possession or control concerning side effects, injury, toxicity or sensitivity reaction ("Adverse Events") associated with uses, studies, investigations or tests of any Subject Product, whether or not determined to be attributable to such Subject Product,
          (ii) notify the other party's responsible drug safety department by telephone and facsimile within 72 hours after such party first becomes aware of any Adverse Event that gives cause for concern or is unexpected or that is fatal, life-threatening (as it occurred), permanently disabling, requires (or prolongs) inpatient hospitalization, represents a significant hazard, or is a cancer or a congenital anomaly or represents an overdose, or any other circumstance that might necessitate a recall, expedited notification of the FDA or any other relevant Regulatory Authorities or a significant change in the label of such Subject Product.

     5.4 CUSTOMER COMPLAINTS. Bridgetech shall maintain customer complaint files. Each party will cooperate reasonably with the other parties in connection with a party's investigation of an Adverse Event.

     5.5 MATERIAL COMMUNICATIONS; GOVERNMENT INSPECTIONS. Each party shall provide the other party, within 30 days of receipt, of copies of all communications to or from any Regulatory Authority regarding any Subject Product or the facilities, procedures or processes used in connection with such Subject Product (including without limitation Adverse Event reports, 483's and safety reports). The foregoing notification obligation shall be 24 hours, if a Regulatory Authority is commencing or threatening seizure of such Subject Product. Each party shall have the right to consult with the other party on such other party's responses to a Regulatory Authority.

     5.6 NOTIFICATIONS AND RECALL. Each party shall notify the other parties as soon as possible of any recall known to such party, threatened or pending, of any Subject Product.

ARTICLE 6. CONFIDENTIAL INFORMATION

     6.1 CONFIDENTIALITY. Except as otherwise provided in this Agreement, the parties agree that, for the term of this Agreement and for five years thereafter, all non-public, proprietary or confidential disclosures, of any nature whatsoever, (collectively, "Confidential Information"), disclosed or submitted, either orally or in writing (including without limitation by electronic means) or through observation, by one party (the "Disclosing Party") to the other party (the "Receiving Party") hereunder shall be received and maintained by the Receiving Party in strict confidence, shall not be used for any purpose other than the


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          purposes expressly permitted by this Agreement and shall not be disclosed to any third party other than the Receiving Party's directors, officers, employees, agents, consultants and representatives that have a need to know such Confidential Information to achieve the purposes of this Agreement, provided that such party shall ensure that it and its recipients to whom disclosure is to be made are bound by, and take commercially reasonable efforts to ensure compliance with, the confidentiality terms hereof. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information. Confidential Information belongs to and shall remain the property of the Disclosing Party.

     6.2  EXCEPTIONS. The obligations of confidentiality set forth in Section
          6.1 shall not apply to Confidential Information which the Receiving Party can prove by documentary evidence:

          (a) was already in is possession and at its free disposal before the disclosure to it hereunder; or

          (b) is subsequently disclosed to the Receiving Party by a third party not under any obligations of confidentiality to the Disclosing Party; or

          (c) is or becomes generally available to the public through no fault of the Receiving Party; or

          (d) is independently developed by the Receiving Party without the use of any other Confidential Information of the Disclosing Party; or

          (e) is required by law to be disclosed by the Receiving Party, subject to Section 6.3 below.

     6.3 AUTHORIZED DISCLOSURE. Each party may disclose Confidential Information hereunder solely to the extent such disclosure is reasonably necessary in connection with submissions to any governmental authority in connection with this Agreement or in filing or prosecuting regulatory applications contemplated under this Agreement, prosecuting or defending litigation, complying with applicable laws or for the purposes expressly permitted by this Agreement; provided that in the event of any such disclosure of the Disclosing Party's Confidential Information by the Receiving Party, the Receiving Party will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement so that the Disclosing Party may seek a protective order and or other appropriate remedy or waive compliance with the confidentiality provisions of this Article 6, and will use its commercially reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed.

     6.4 RETURN OF CONFIDENTIAL INFORMATION. The Receiving Party shall keep Confidential Information belonging to the Disclosing Party in appropriately secure locations. Upon the expiration or termination of this Agreement, any and


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          all Confidential Information possessed in tangible form by a Receiving
          Party and belonging to the Disclosing Party, shall, upon written request, be immediately returned to the Disclosing Party (or destroyed if so requested) and not retained by the Receiving Party; provided however that a party may retain one copy of any Confidential Information in an appropriately secure location, which by applicable laws it must retain, for so long as such applicable laws require such retention but thereafter shall dispose of such retained Confidential Information in accordance with applicable laws or this Section.

ARTICLE 7. TERM AND TERMINATION

     7.1 TERM. This Agreement shall become effective upon the Effective Date and shall continue in effect for the longer of (i) the life of the last to expire of the patents included in the Seller Intellectual Property, and (ii) a period of ten years; unless this Agreement is terminated earlier in accordance with the terms and conditions of this Article.

     7.2  TERMINATION FOR MATERIAL BREACH.

          (a) In the event that any party hereto shall commit any breach of or default in any of the material terms or conditions of the Agreement, and also shall fail to remedy such default or breach within 60 days after receipt of written notice thereof from another party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other parties, and such termination shall be effective as of the date of the receipt of such notice.

          (b) If Bridgetech fails to pay the first $1,750,000 sums payable under Section 3.1(a), (b) and (c), and said failure is not cured within 60 days after receipt of a notice of default, Seller may terminate all of Bridgetech's rights under this Agreement for all of the Subject Products.

          (c) If Bridgetech does timely pay the first $1,750,000 sums payable under Section 3.1(a), (b) and (c), but Bridgetech thereafter defaults in any subsequent installment payment obligation under
               Section 3.1(d), (e) or (f), then Seller may terminate the rights of Bridgetech only as to the particular Subject Product for which the default occurred and for all subsequent Subject Products (e.g., the second, third or fourth Subject Product).

          (d) Upon any termination of this Agreement as to only particular Subject Products, all rights to such particular Subject Products shall revert to Seller.

     7.3  RIGHTS ON TERMINATION.

          (a) In the event that Seller or Bridgetech terminates this Agreement as permitted by this Agreement, all rights granted and sold by Seller to Bridgetech hereunder shall revert to Seller; and Bridgetech and its Affiliates shall cease to make and sell any of the Subject Products.


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          (b)  Except as otherwise provided in this Agreement, in the event of termination (i) Bridgetech shall surrender to Seller, or, at the sole option of Seller, shall destroy and provide Seller with a certificate signed by a responsible executive of Bridgetech attesting to the destruction of, all copies of any Confidential Information provided by Seller hereunder; and (ii) Seller shall surrender to Bridgetech, or, at the sole option of Bridgetech, Seller shall destroy and provide Bridgetech with a certificate signed by a responsible executive of Seller attesting to the destruction of, all copies of any Confidential Information provided by Bridgetech hereunder.

          (c) Termination or expiration of this Agreement shall be without prejudice to any right which shall have accrued to the benefit of any party prior to such termination or expiration. Such termination or expiration shall not relieve any party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

     7.4 SURVIVAL. In addition to those Articles or Sections which expressly survive throughout the term of this Agreement, the following Articles and Sections of this Agreement shall survive termination or expiration of this Agreement: Articles 1, 6, 8, 9 and 10 and Sections 7.3 and 7.4.

ARTICLE 8. REPRESENTATIONS, WARRANTIES, DISCLAIMERS AND INDEMNITY

     8.1 ALL PARTIES. Each party represents and warrants to the other that it has, and shall have, the full legal right and authority to enter into this Agreement, and to perform its obligations hereunder, including with respect to Seller, to grant the rights and licenses to Bridgetech contemplated hereunder.

     8.2 GENERAL DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY RELATING TO MERCHANTABILITY, REGULATORY STATUS, EFFICACY CLAIMS, OR FITNESS FOR A PARTICULAR PURPOSE.

     8.3 DISCLAIMER REGARDING PATENT RIGHTS. Seller does not represent or warrant that any particular patent claims will ultimately be issued for any of the pending patent applications, or that any issued patents will be valid and enforceable.

     8.4 SELLER RIGHTS. Seller is the sole owner of all rights relating to the Subject Properties in the Territory.

     8.5 Seller makes no representations whatsoever with regard to the scope of the Seller Intellectual Property, or that the Subject Products can be developed and sold without infringing other patents.


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     8.6  PRODUCT EFFICACIES AND APPROVAL. Seller does not represent or warrant that any of the Subject Products will in fact be able to be developed into (i) commercially viable products, (ii) efficacious products, or
          (iii) approvable products.

     8.7  LIMITATIONS OF LIABILITY; REMEDIES CUMULATIVE.

          (a) EXCEPT FOR ANY CLAIMS RELATED TO ONE PARTY'S INFRINGEMENT OF ANOTHER PARTY'S INTELLECTUAL PROPERTY OR BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL A PARTY HEREOF BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

          (b) UNDER NO CIRCUMSTANCE WILL SELLER HAVE ANY POTENTIAL LIABILITY IN THE AGGREGATE IN EXCESS OF THE PAYMENTS ACTUALLY RECEIVED BY SELLER UNDER THIS AGREEMENT.

          (c) THE REMEDIES PROVIDED IN THIS AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE AT LAW OR IN EQUITY. ACCORDINGLY, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT A REMEDY PROVIDED AS AVAILABLE TO ANY PARTY IS NOT INTENDED AS AN EXCLUSIVE REMEDY.

     8.8  INDEMNITY

          (a) Seller hereby agrees to save, defend, and hold Bridgetech, its Affiliates and their respective officers, directors, employees, agents and representatives (the "BRIDGETECH INDEMNIFIED Parties") harmless from and against any and all losses, damages, liabilities, obligations, costs and expenses (including reasonable attorneys' fees and expenses that arise in connection therewith) ("LOSSES") resulting from or arising out of: (a) the negligence or willful misconduct of Seller or its Affiliates, and their respective directors, officers, agents, employees, or representatives, or (b) the material breach by Seller of any provision of this Agreement.

          (b) Bridgetech hereby agrees to save, defend, and hold Seller harmless from and against any and all losses, damages, liabilities, obligations, costs and expenses (including reasonable attorneys' fees and expenses that arise in connection therewith) ("Losses") resulting from or arising out of: (a) the gross negligence or willful misconduct of Bridgetech, or (b) the material breach by Bridgetech of any provision of this Agreement, or (c) product liability claims for products produced by Bridgtech or its Affiliates or contractors.


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ARTICLE 9. GOVERNING LAW; DISPUTE RESOLUTION

     9.1 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard for conflicts of laws principles.

     9.2 DISPUTE RESOLUTION. In the event of any dispute arising under this Agreement, or any breach of any of this Agreement, the parties shall refer such dispute to its respective authorized representatives for attempted resolution by good faith negotiations within 30 days after such referral is made. In the event such authorized representatives are unable to resolve such dispute within such 30-day period, either party may assert its rights in a court of law.

ARTICLE 10. GENERAL PROVISIONS

     10.1 INDEPENDENT CONTRACTORS. The parties are independent contractors and no party shall be deemed to be, nor entitled to the benefits of, an employee, joint venturer, or partner of any other party. No party is authorized or empowered to act as agent for, or to direct or control the day-to-day activities of any other party for any purpose and shall not on behalf of any other party enter into any contract, warranty, or representation as to any matter.

     10.2 NO PERSONAL LIABILITY. Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation and any liability relating thereto shall be enforceable only against the assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer, director, trustee or manager of another party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the provisions of this Section.

     10.3 NO THIRD PARTY BENEFICIARIES. It is the explicit intention of the parties hereto that, except as expressly provided herein, no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and that covenants, undertakings, and agreements set forth in this Agreement shall be enforceable only by the parties hereto or their respective successors or permitted assigns.

     10.4 ASSIGNMENT. No party may assign this Agreement without the prior written consent of the other parties hereto, except that any party may assign this Agreement to the purchaser of all or part of the business or operations conducted by such party related to this Agreement; provided that no such assignment shall relieve the assignor as the primary obligor hereunder. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

     10.5 MODIFICATION; WAIVER. This Agreement may not be modified or amended except by a document signed by all parties hereto. No failure of either party to exercise


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

          and no delay in exercising any right or remedy in connection with this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right preclude any other or further exercise of such right or the exercise of any other right hereunder.

     10.6 NOTICES. All notices must be in writing. Communications regarding this Agreement shall be between the individuals identified below, who will act on behalf of the parties respectively. Either party may re-designate the recipient of communications and correspondence, or change the address specified below, at any time during the term of this Agreement by providing the other party with written notice of the name and address of its new designate.

          If to Seller:      Andrew X. Chen, Ph.D.
                             4646 Bryson Ter
                             San Diego, CA 92130

          If to Bridgetech:  Bridgetech Holdings International, Inc.
                             402 W. Broadway, 26th Floor
                             San Diego, CA 92101
                             Attention: Thomas C. Kuhn III

          The date of receipt of any notice given under this Agreement shall be deemed to be (i) the date given if delivered personally (ii) seven days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and (iii) two days after the date sent if sent by nationally recognized commercial courier, and addressed to the party to receive such notice.

     10.7 SEVERABILITY. If any term or provision of this Agreement is or becomes invalid or held illegal or unenforceable by a court of competent jurisdiction, then (i) it is the intention of the parties that the remaining terms or provisions of this Agreement shall not be affected thereby and shall be enforced to the fullest extent permitted by law, and (ii) the parties shall renegotiate in good faith such invalid, illegal or unenforceable term or provision in order to provide a reasonably acceptable alternative whose effect on economic and business objectives shall be as similar as possible to the effect intended by the parties under the original invalid, illegal or unenforceable term or provision, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

     10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. As of the Effective Date, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties. The headings are for the convenience of the parties and have no legal or interpretive significance whatsoever.

     10.9 FORCE MAJEURE. No party shall be liable to the other party for damages or loss resulting from the failure of performance by such party if such failure results from earthquake, war, acts of terrorism, fire, explosion, flood, strike or any other cause beyond the control of the defaulting party ("Force Majeure"), provided that the party claiming Force Majeure exerts all commercially reasonable efforts to avoid or remedy such Force Majeure. In the event a Force Majeure extends for more than six months, then another party may terminate this Agreement upon written notice to the non-performing party (so long as such other party is not itself then in material breach of this Agreement).

     10.10 ADDITIONAL ACTIONS AND DOCUMENTS. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use its best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether at or after the execution of this Agreement.

     10.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   [The following page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Supply and License Agreement to be executed effective as of the date first above written.

                                         ANDREW XIAN CHEN


                                         By /s/ Andrew Xian Chen
                                            ------------------------------------
                                         Name: Andrew Xian Chen


                                         BRIDGETECH HOLDINGS INTERNATIONAL, INC.


                                         By /s/ Thomas C. Kuhn III
                                            ------------------------------------
                                         Name: Thomas C. Kuhn III
                                         Title: President & COO


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

                                   APPENDIX A

                         SUBJECT PRODUCTS SPECIFICATIONS

1. A lyophilized docetaxel intravenous emulsion formulation for cancer treatment (under US patent application 11/192439 filed on 28-July-2005, WO patent application US2005/026783 filed on 28-July-2005, and US provisional patent applications 60/764,061 filed on 1-Feb-2006 and 60/771,816 filed on 8-Feb-2006)

2. A lyophilized paclitaxel intravenous emulsion formulation for cancer treatment (under US patent application 11/192439 filed on 28-July-2005, WO patent application US2005/026783 filed on 28-July-2005, and US provisional patent applications 60/764,061 filed on 1-Feb-2006 and 60/771,816 filed on 8-Feb-2006)

3. A lyophilized vancomycin intravenous emulsion formulation for infectious diseases (under US patent application 10/889226 filed on 12-Jul-2004, WO application US2005/024594 filed on 12-Jul-2005 and a future application to be filed)

4. A lyophilized clarithromycin intravenous emulsion formulation for infectious diseases (under US patent application 10/895018 filed on 20-Jul-2004 and a future application to be filed)

The Seller has filed patent applications for and owns exclusive rights to the Subject Products in the Territory defined above.


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

                                   APPENDIX B

     Work necessary for the preparation of the initial regulatory filings in the Territory

1.   Definition of product composition and components

2.   Description of small-to-pilot scale manufacturing process

3.   Six-month stability study

4.   Proposed test methods and quality specification

5.   Efficacy study in animals according to an established protocol

6.   Acute toxicity study in animals according to an established protocol

7.   Hypersensitivity study in animals according to an established protocol

8.   Vein irritation study in animals according to an established protocol

9.   Hemolysis study with animal blood according to an established protocol


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